Exhibit 99.1

Media Contacts: Fiona Robinson The Scott Partnership Tel: +44 1477 539539 ert@scottpr.com	News Release John Blakeley ERT +1 215 972 0420 jblakeley@ert.com
ERT Announces the Appointment of Joel Morganroth, MD
as Interim CEO
PHILADELPHIA, PA, 21 December 2010/PRNewswire-FirstCall/ — ERT (Nasdaq: ERES - News), a global provider of technology and services to the pharmaceutical, biotechnology and medical device industries, today confirmed that the effective date of the previously announced retirement of Dr. Michael J. McKelvey, its President and CEO, is December 21, 2010.
Dr. Joel Morganroth, currently ERT’s Chairman and Chief Scientific Officer, has also been elected by the Board as President and CEO until ERT hires a permanent CEO. Dr. Morganroth has served as the Chairman of ERT’s Board of Directors since 1999 and as Chief Scientific Officer since April 2006. He previously served as the company’s Chief Executive Officer from 1993 to March 2001 and also has consulted for ERT since 1977. Dr. Morganroth is also a globally recognized cardiologist and clinical researcher and has had more than 10 years’ experience as a medical review officer/expert for the U.S. Food and Drug Administration (FDA).
Dr. Morganroth commented,
“We thank Dr. McKelvey for his years of service and wish him well in his future endeavors.”
“ERT is a leading provider of innovative solutions and is well positioned for continued growth. In my expanded role, I will continue to leverage my experience and knowledge of the organization and domain expertise to strengthen our position in clinical research associated with Cardiac Safety, Respiratory and electronic Patient Reported Outcomes [ePRO]. With our superb management team, we will continue our goal of enhanced growth through the exciting development of adjacent markets.”
For further information on ERT and its technology and services please email info@ert.com, call +1 215 972 0420 or visit www.ert.com.

For further press information please contact Fiona Robinson, The Scott Partnership, 1 Whiteside, Station Road, Holmes Chapel, Cheshire CW4 8AA, United Kingdom. Phone +44 1477 539539, Fax +44 1477 539540, Email ert@scottpr.co.uk.
About ERT
Based in Philadelphia, PA, eResearchTechnology, Inc. (www.ert.com) is a global provider of technology and services to the pharmaceutical, biotechnology and medical device industries. The Company is a market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. It is also a leading provider of centralized respiratory technology and services to evaluate pulmonary function efficacy and safety in clinical development. Sponsors can further use the Company’s solutions to streamline the clinical trials process by automating the collection, analysis, and distribution of ePRO clinical data using multi-mode technology in all phases of clinical development as well as selected medical devices for the clinical trials and healthcare industries.
Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties, which could cause actual results to differ materially from those expressed or implied from such statements. These risks and uncertainties include, without limitation, the Company’s ability to obtain new contracts, variability in size, scope and duration of projects, integration of acquisitions, competitive factors, technological development, market demand, and other factors described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.